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                                                                    EXHIBIT 99.1
                             [USTrails Inc. Logo]


                             FOR IMMEDIATE RELEASE
                             ---------------------

                    USTRAILS INC. COMPLETES REINCORPORATION
                        IN DELAWARE AND CHANGES NAME TO
                             THOUSAND TRAILS, INC.

         Dallas, Texas, November 20, 1996 -- USTrails Inc. (OTC:USTQ) announced today that it has completed reincorporation of the Company in Delaware and changed the Company's name to Thousand Trails, Inc. The reincorporation was effected through a merger with a wholly owned subsidiary of the Company that was approved by the Company's stockholders at their annual meeting. In the reincorporation transaction, transfer restrictions intended to reduce the likelihood of an "ownership change" for federal tax purposes that would impair the Company's substantial net operating loss carryforwards were extended to all of the Company's common stock. Prior to the merger, similar transfer restrictions affected most, but not all, of the Company's outstanding common stock. The Company's new stock trading symbol will be TRLS.

     USTrails and its subsidiaries own and operate a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 128,000 members at September 30, 1996. USTrails also manages timeshare facilities and owns certain real estate at eight full service resorts and provides a reciprocal use program for members of approximately 320 recreational facilities.


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For further information contact:

Harry J. White, Jr.  (972) 243-2228